Exhibit 99.1

Laird Superfood Names Grant LaMontagne as Member of the Board of Directors

SISTERS, Oregon – December 10, 2021 – Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood”, “we” and “our), today announced the appointment of Grant LaMontagne to the Company’s Board of Directors.

Mr. LaMontagne has over 40 years of experience in the consumer packaged goods (“CPG”) industry, leading large consumer package goods customer organizations as SVP, Chief Customer Officer at Clorox Co. and President, Consumer Sales/Customer Development, Kimberly-Clark North America. He has a proven track record of building branded businesses and developing the people, capabilities and organizational structures necessary to achieve robust business results. Since 2018, Mr. LaMontagne has served as a Senior Advisor for McKinsey & Company, focused specifically on creating single multifunctional strategic/demand plans driven by consumer segmentation, category growth ideas, and integrated commercial plans. He currently serves as the non-executive Board Chair for Acosta Sales & Marketing, one of the industry’s leading brand building agencies.

Geoffrey Barker, Chairman of the Board of Directors, stated, “We’re pleased to welcome Grant to Laird Superfood’s Board of Directors. His deep CPG industry knowledge and strategic insights across leading brand platforms will be instrumental in helping drive growth and profitability as we continue to rapidly scale Laird Superfood’s unique omnichannel business.”

Grant LaMontagne commented, “I’m thrilled to be joining the Board of Directors at Laird Superfood, a mission driven company whose amazing brand, incredible products and powerful go to market strategy resonate deeply with consumers. The Company has quickly built an impressive track record and is well positioned for significant growth in the future.”

As part of Mr. LaMontagne joining the Board, Thomas Wetherald will step down simultaneously, enabling a smooth transition. Mr. LaMontagne will serve on the Nominating and Governance and Audit Committees. Mr. Barker and Maile Naylor, chair of the Nominating and Governance Committee, stated, “We would like to thank Tom for his service to the Board of Directors, providing tremendous guidance and support during a critical period of growth and organizational transformation.”

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are both delicious and functional. The Company’s products are designed to enhance your daily ritual and keep consumers fueled naturally throughout the day. The Company was co-founded in 2015 by the world’s most prolific big-wave surfer, Laird Hamilton. Laird Superfood’s offerings are environmentally conscientious, responsibly tested, and made with real ingredients. Shop all products online at lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

Forward-Looking Statements

This press release contains “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Laird Superfood’s future financial performance and growth. These forward-looking statements are based on Laird Superfood’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Laird Superfood’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The risks and uncertainties referred to above include, but are not limited to: (1) the effects of the current COVID-19 pandemic, or of other global outbreaks of pandemics or contagious diseases or fear of such outbreaks, including on our supply chain, the demand for our products, and on overall economic conditions and consumer confidence and spending levels; (2) our expectations regarding our revenue, expenses, including shipping expenses, and other operating results; (3) our ability to acquire new direct and wholesale customers and successfully retain existing customers; (4) our ability to attract and retain our suppliers, distributors and co-manufacturers, and effectively manage their costs and performance; (5) our expectations regarding real or perceived quality with our products or other issues that adversely affect our brand and reputation; (6) our ability to innovate on a timely and cost-effective basis, predict changes in consumer preferences and develop successful new products, or updates to existing products, and develop innovative marketing strategies; (7) expectations regarding prices and availability of raw materials and other inputs, a substantial amount of which come from a limited number of suppliers outside the United States, including in areas which may be adversely affected by climate change; (8) effects of changes in the tastes and preferences of our consumers and consumer preferences for natural and organic food products; (9) the financial condition of, and our relationships with, our suppliers, co-manufacturers, distributors, retailers and foodservice customers, as well as the health of the foodservice industry generally; (10) effects of real or perceived quality or health issues with our products or other issues that adversely affect our brand and reputation; (11) the ability of ourselves, our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations; (12) our plans for future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements; (13) the costs and success of our marketing efforts, and our ability to promote our brand; (14) our reliance on our executive team and other key personnel and our ability to identify, recruit and retain skilled and general working personnel; (15) our ability to effectively manage our growth; (16) our ability to compete effectively with existing competitors and new market entrants; (17) the impact of adverse economic conditions; and (18) the growth rates of the markets in which we compete.

ICR

Reed Anderson

646-277-1260

Reed.Anderson@icrinc.com